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                [KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP LH]



                                                                     EXHIBIT 8.1



November 11, 1996



All American Communications, Inc.


808 Wilshire Boulevard


Santa Monica, CA 90401



     Re:  All American Communications, Inc., Exchange Offer of 10 7/8% Senior


        Subordinated Notes due 2001



Ladies and Gentlemen:



     We have acted as special counsel to All American Communications, Inc., in connection with the offer by the Company contained in its Registration Statement on Form S-4, as amended (the "Registration Statement"), filed pursuant to the Securities Act of 1993, as amended (the "Act"), to exchange $1,000 principal amount of its 10- 7/8% Senior Subordinated Notes due 2001, Series B of the Company (the "Series B Notes") for each outstanding $1,000 principal amount of its 10- 7/8% Senior Subordinated Notes due 2001, Series A (the "Original Notes"), of which an aggregate of $100,000,000 principal amount is outstanding.



     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.



     On the basis of the foregoing, it is our opinion that the exchange of the Original Notes for the Series B Notes pursuant to the Exchange Offer will not be treated as an "exchange" under Section 1001 of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore is not a taxable transaction for such purposes.



     The opinion set forth above is based upon the applicable provisions of the Code, the Treasury Regulations promulgated or proposed thereunder, positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, judicial decisions, and other applicable authorities, all as they exist as of this date and all of which are subject to change at any time, prospectively or retroactively. Future legislation, Treasury Regulations, administrative pronouncements or court decisions may significantly change the law and materially affect the conclusion expressed herein. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above. This opinion speaks only as of the date hereof and we assume no obligation to advise you of changes in the law or facts that occur after the date of this opinion.



     This letter may be relied upon by you only in connection with Registration Statement and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,



                                          KAYE, SCHOLER, FIERMAN,


                                            HAYS & HANDLER, LLP